Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 03:46 PM 02/0512019 FILED 03:46 PM 02/05/2019 SR 20190750392 - File Number 7223705

CERTIFICATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Better Choice Companies Inc .

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “one                                       ” so that, as amended, said Article shall be and read as follows:

The name of the corporation is Better Choice Company Inc. (the “Company,”)

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS WHEREOF , said corporation has caused this certificate to be signed this 1st               day of February             , 2019 .

    By: /s/ David Lelong

 Authorized Officer

Title: Chief Executive Officer

Name: David Lelong

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